Company Contact:	Deborah Merrill
Chief Financial Officer
(864)232-5200 x 6620

Investor Relations Contact:	ICR, Inc.
Investors:
Tom Filandro, (646)-277-1235

Media:
Jessica Liddell, (203)-682-8208
DLAPR@irinc.com

Delta Apparel Increases Share Repurchase Authorization by $10 Million
Total authorization now stands at $60 million

GREENVILLE, S.C., September 18, 2018 (GLOBE NEWSWIRE) -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of basic and branded apparel, headwear and related accessories, today announced that its Board of Directors has approved a new authorization under the Company’s stock repurchase program for the repurchase of up to an additional $10 million of the Company’s outstanding common stock, bringing the total amount authorized under the program to $60 million. Since the inception of its stock repurchase program, the Company has returned in excess of $47 million to shareholders through open market and private transaction share repurchases. Prior to the Board’s action, approximately $3 million remained available for repurchases under the program. With the new authorization, approximately $13 million is now available for repurchases.

“Our strong balance sheet and ability to execute on business objectives continue to position us to return value to shareholders through share repurchases when we see opportunities,” said Robert W. Humphreys, Delta Apparel’s Chairman and Chief Executive Officer. “The Board's decision to, once again, increase the authorization level for repurchases under our program demonstrates its confidence in our business model and the future of Delta Apparel."

The Company intends to continue to make stock purchases through open-market transactions pursuant to SEC Rule 10b-18 as well as through privately negotiated transactions, with the timing and number of shares purchased depending upon a variety of factors such as price, corporate and regulatory requirements, alternative investment opportunities and other market and economic conditions.  Share repurchases are subject to suspension or discontinuation at the Company’s discretion. The Company’s stock repurchase program does not have an expiration date and the Company’s Board of Directors may modify, extend or terminate the program at any time.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, Salt Life, LLC, M. J. Soffe, LLC,  and DTG2Go, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel, headwear and related accessories.  The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military.   The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,500 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain “forward-looking” statements that involve risks and uncertainties.  Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the factors set forth in the "Risk Factors" contained in our Annual Reports on Form 10-K filed with the Securities and Exchange Commission.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.